UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-24185

Date of Report: May 1, 2008

CHINA AOXING PHARMACEUTICAL COMPANY, INC.
(Exact name of registrant as specified in its charter)
Florida	65-0636168
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

444 Washington Blvd., Unit 2424, Jersey City, NJ	07310
(Address of principal executive offices)	(Zip Code)

(201) 420-1075
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition of Assets

Item 2.03

Creation of a Direct Financial Obligation

On May 1, 2008 China Aoxing Pharmaceutical Company, Inc. (China Aoxing”) completed the acquisition of an additional 35% interest in Hebei Aoxing Pharmaceutical Group Co. Ltd. ("Hebei Aoxing") from its Chairman and Chief Executive Officer, Mr. Zhenjiang Yue.  As the result of the transfer, China Aoxing now owns 95% of the registered capital of Hebei Aoxing, the operating subsidiary of China Aoxing.

The purchase price for the equity in Hebei Aoxing was 24,500,000 RMB, which equals 35% of the registered capital of RMB, which is 70,000,000 RMB.  The purchase price was paid by delivery to Mr. Yue of a Junior Subordinated Promissory Note in the principal amount of $3.42 million.  Due to the recent depreciation in the value of US currency, the purchase price was greater than the $3.08 million specified in the purchase agreement dated September 4, 2007.

The Junior Subordinated Promissory Note will bear interest at the rate of 5.0% annually.  The principal of $3.42 million and accrued interest will be payable on December 31, 2012.  All payments will be made in U.S. Dollars.

Item 9.01

Financial Statements and Exhibits

Exhibits

10-a.

Junior Subordinated Promissory Note dated May 1, 2008 issued to Zhenjiang Yue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Aoxing Pharmaceutical Company, Inc.

Dated:  May 5, 2008

By: /s/Zhenjiang Yue

       Zhenjiang Yue, Chief Executive Officer